Exhibit 99.2

Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Stephen Swett – Partner, ICR

John L. Villano – Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Nicholas Marcello – Vice President-Finance & Operations, Sachem Capital Corp.

Other Participants

Christopher Nolan – Analyst, Ladenburg Thalmann & Co., Inc.

Gaurav Mehta – Analyst, A.G.P. / Alliance Global Partners Corp.

Matthew Erdner – Analyst, JonesTrading Institutional Services LLC

Chris Muller – Analyst, JMP Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Sachem Capital Corp. First Quarter 2024 Earnings Conference Call. All participants will be in a listen only mode. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Stephen Swett, Investor Relations. Please go ahead.

Stephen Swett, Partner, ICR

Good morning, everyone, and thank you for joining Sachem Capital Corp’s first quarter 2024 earnings conference call. On the call from Sachem Capital today is Chief Executive Officer and Interim Chief Financial Officer, John Villano CPA and Vice President of Finance and Operations, Nick Marcello.

This morning the company announced its operating results for the quarter ended March 31, 2024 and its financial condition as of that date. The press release is posted on the company’s website at www.sachemcapitalcorp.com.

As a reminder, remarks made on today’s conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward looking statements in light of new information or future events.

For a more detailed discussion of the factors that may affect the company’s results, please refer to our earnings release for this quarter and to our most recent SEC filings. During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings.

With that, I’ll turn the call over to John.

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
Company▲	Ticker▲	Event Type▲	Date▲

John L. Villano, Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Thank you and thanks to everyone for joining us today. Sachem and the overall real estate industry continue to face a challenging and evolving macro backdrop, marked by uncertainty regarding inflation and the Federal Reserve’s future rate policy. To these points, real estate transactions remain constrained as many banks remain on the sidelines. This environment, we are highly focused on prudently managing our balance sheet to ensure we have ample liquidity and are underwriting the highest quality loans with financially strong borrowers.

During the quarter, we worked through loan modifications and extensions as well as defaults in cases where projects have been largely completed or our borrowers are searching for longer term take out financing. Loan modifications and extensions added approximately $1.5 million in revenue as loans were extended, restructured or put back on track. As we have noted before, loans that are extended or modified are re-underwritten to ensure the collateral and projects are still viable and well capitalized.

Our experience through many cycles has provided us with the necessary tools to navigate this environment appropriately. Importantly, it has been our experience that troubled loans often prove profitable over their term when interest income, origination and other fees are considered. Furthermore, we believe our low REO balances compared to our loans in foreclosure tells the story of how often our loan workouts result in a favorable outcome.

Let’s now discuss our first quarter 2024 financials in more detail. For the first quarter 2024, Sachem grew revenue approximately 17% to $17.2 million, compared to $14.7 million in the same quarter of the prior year. Despite this revenue growth in the first quarter, we saw a sharp reduction in loan originations. To emphasize, this was not due to a lack of loan opportunities, but rather from our steadfast resolve to manage liquidity going forward.

We continue to monitor a deep pipeline with very strong borrowers and the potential to establish long term relationships. With that said, we remain disciplined and while long term capital remains scarce and mostly unavailable to our borrowers, we are focused on maintaining strong liquidity as we continue to effectively navigate the ongoing lending marketplace, notably for our upcoming baby bonds that are due and payable in June 2024.

Our current lending approach, which encompasses protection of liquidity and strict loan selection, will continue to impact earnings until we find efficient capital and the tight funding environment begins to ease. Further without new loan originations, our origination fee income will be negatively affected. We are always proactively pursuing ways to add reasonably priced capital, which would allow us to pivot to be more offensive and invest in attractive opportunities. Obviously, we will continue our balanced approach, but protecting liquidity comes at a cost and future earnings may be impacted.

Total operating costs and expenses for the first quarter of 2024 were approximately $12.5 million, compared to approximately $9.6 million in the prior year quarter. The change was due to several factors. Specifically, we recorded interest and amortization of deferred financing costs of approximately $7.5 million in the first quarter as compared to approximately $6.9 million in the first quarter of 2023.

G&A was up approximately $340,000 compared to the prior year quarter, due to our efforts to strengthen the team as we added necessary resources to ensure strong internal controls and to support the full integration of our Urbane New Haven acquisition.

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
Company▲	Ticker▲	Event Type▲	Date▲

Compensation expenses were relatively stagnant and other expenses were up over the same period due to increases in depreciation and taxes. Lastly, we also had a $1.3 million provision for loan losses, the majority of which related to an office asset. Looking ahead, there is a possibility of incremental non-cash provisions and impairments, but our seasoned team remains committed to maximizing value through our focused asset management initiatives.

As a result, net income attributable to common shareholders for the first quarter of 2024 was approximately $3.6 million, compared to approximately $4.2 million the same quarter last year. And earnings per share were $0.08 as compared to $0.10 per share.

As discussed in prior quarters, our board regularly evaluates our dividend distribution policy on an ongoing basis, balancing our operational performance, federal tax requirements, and the importance of maintaining long term financial flexibility. We are proud of how consistent our dividend has remained over the years and we will strive to maintain an attractive dividend going forward, subject to our board’s oversight.

Turning to portfolio activities. As I mentioned earlier, and similar to what other participants in our industry are facing, loan originations are very challenging in the current environment, but our demand for loans continues to rise, as banks remain on standby, midsized financial institutions struggle with non-performing loans, and many hard money lenders are low on capital, cannot support their borrowers.

We believe the struggle in our industry creates opportunities for us. As we look ahead, our origination efforts are focused primarily on single family and multifamily residential, where prices and demand have remained relatively stable due to a lack of housing supply in many of our targeted markets.

For the quarter, we had net funding of approximately $42.7 million from mortgage loans, including loan modifications and construction draws that were offset by approximate $51.4 million of principal paydowns.

During the first quarter, the company modified or extended a total of 49 loans. These modifications resulted in gross fee income of approximately $1.2 million. Looking at our whole portfolio as of March 31, 2024, we had 273 loans, with a total principal balance of approximately $490.7 million, with a weighted average interest rate of 12.7%, not inclusive of fees earned.

Our loan portfolio is geographically diverse, spanning across 15 states with a focus on southeastern growth markets. Loan originations continue to encompass a variety of property types, including multifamily, single family and other commercial real estate assets.

Further, within our portfolio, only 12.4% of our investments are in office. At quarter end, we had loans with a principal balance of approximately $85.7 million in non-accrual status, which includes 60 loans in pending foreclosure by the company representing approximately $72.9 million of outstanding principal balance, including the accrued but unpaid interest and borrower charges. Real estate owned was approximately $3.7 million as of March 31, 2024, including approximately $800,000 held for rental and approximately $2.9 million held for sale.

Let’s now discuss our balance sheet and financial position, where we continue to maintain strong liquidity as a primary focus of the company. As of March 31, 2024, we had total assets of $626.5 million, including approximately $18.4 million of cash, cash equivalents and approximately $38.4 million in investment securities, offset by $377.6 million in total debt outstanding. Additionally, at quarter end, we had available liquidity of $30 million on our credit facility.

In closing, we continue to maintain our disciplined approach to managing our business. Our diversified portfolio and strong financial foundation together give us confidence as we look ahead to unrestricted lending markets. As we continue to prudently protect our capital, we believe the time is getting closer where we can more intently pivot back to growing our business. We firmly believe our strategic shift to a balance of lending and liquidity in this market will ultimately lead to long term value for our shareholders. I want to thank the entire Sachem team for their hard work and contributions to our performance.

We will now open the call for questions. Operator?

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] The first question today comes from Christopher Nolan with Ladenburg Thalmann. Please go ahead.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Hey, John. Thank you for the comments on the financial strategy going forward. On the topic of balancing lending and liquidity, should we read into that that you’re going to be lowering the leverage on the balance sheet?

<A – John Villano – Sachem Capital Corp.>: Chris, unfortunately we are in a leverage business. I would like to say, yes, we are but in truth, no. We’re really limited by our debt covenant ratio. Our debt covenants on our unsecured notes, 1.5 times debt coverage. So it’s a governor on how fast we can grow our business. And the coverage ratio, while limiting at times, does allow us to sleep easy at night. So it’s not a very aggressive covenant.

What we’re doing is we’re basically lending what we collect. And this goes back to the early days of COVID, where there was so much uncertainty. Needless to say, demand was strong then. It’s strong now. But the uncertainty going forward is very concerning. And we’re really just playing close to the vest.

And as I mentioned in our script, in our discussion, is that being cautious affects progress. And we just want to be clear, we’re being very conservative going forward. We don’t want to be caught on the wrong side. And until we see clarity, we’re just going to play it very close to the vest.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Understood. And then the wider the higher yields that you got on your investments in this quarter, should we see in the next quarter another step up in yields as more loans reprice or what sort of trend do you see developing there?

<A – John Villano – Sachem Capital Corp.>: Over the past year or so, a lot of our I’ll say COVID era low interest rate era loans are now coming back through and getting repriced. Once again, our basic rates going forward, 12% interest, 2% for origination fees. And if there’s a construction component, we have 1% or 2% as a construction service fee. Those are staying, they’re steadfast.

We don’t have the ability to really raise those as much as we would like to. I mean, the rates at some point become damaging to the project at hand. So I think the 12% and 2% going forward is a really good benchmark for us. And also, we’re not chasing lower yielding opportunities to be clear.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Great. Thank you.

Operator: The next question comes from Gaurav Mehta with Alliance Global Partners. Please go ahead.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Thank you. Good morning. I wanted to ask you on the one provision that you talked about on an office asset this quarter, hoping to get some more color on that loan.

<A – John Villano – Sachem Capital Corp.>: Yes. And I can help a little bit. I may ask Nick Marcello to provide more clarity, but here’s my take. We did an asset up in Maine and the project failed. Our borrower could not perform. We have a friendly buyer, has shown up and purchased the asset and we feel that a change of structure of the project and change of use can be a great outcome for us.

Unfortunately, Gaurav these things take so much time. And as much as I would like to say, it’s all going to show up roses at the end, it’s down the road a bit. So the change of use is very positive. We have funds available to do the work. We have contractors to finish the project. And, in the next year or so, we’ll be reporting back as to how that all worked out.

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. Second question, on the net funding side, I think you said $42.7 million of net funding this quarter. And so I just want to clarify, all of that was loan modifications and construction draws. There was no new loan originations in that number.

<A – John Villano – Sachem Capital Corp.>: No, there were new loan originations. It was not tremendously significant. Nick, do you have the exact new loan originations for the quarter?

<A – Nick Marcello – Sachem Capital Corp.>: Yeah, we did $23 million of gross loan originations for the quarter and net fundings on that number was really only about $12 million, though. So very light.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. Maybe lastly, I think in your prepared remarks, you mentioned that you are seeing you have a pipeline of strong borrowers, but you are being cautious. And I just wanted to get some more color maybe on the quality of borrowers. Are you seeing same quality of borrowers in the pipeline or is there any change in the quality?

<A – John Villano – Sachem Capital Corp.>: We feel that the quality of this pipeline is tremendous. It’s a whole lot better than what we’ve had in the past. And it’s really a result of good quality borrowers and good quality projects looking for a home. And, a lot of our industry is locked up at the moment. And banks are uncertain. Liquidity is scarce with respect to regular lending on projects. And, good borrowers are searching, right. It truly is their livelihood. They’re accustomed to having great service and available capital to continue to work. So we are getting a lot of great opportunities, some larger than what we’re accustomed. And certainly now is not the time to dig too deep into bigger projects.

<Q – Gaurav Mehta – A.G.P. / Alliance Global Partners Corp.>: Okay. Thank you for taking my questions.

<A – John Villano – Sachem Capital Corp.>: Thank you.

Operator: The next question comes from Matthew Erdner with JonesTrading. Please go ahead.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Hey, good morning, guys. Thanks for taking the question. I believe you said $85 million in non-accruals and $64 million in foreclosure. If I’m wrong there, please correct me. But could you talk a little bit about what’s going on with this? Whether if it’s a borrower issue, money wise or if it’s a construction plan could you just expand on those a little bit? Thanks.

<A – John Villano – Sachem Capital Corp.>: Yeah. The total is $85 million. The number is – we just broke the number into two pieces for you. What we’ve been doing over the past few quarters is really going through a cleansing of our portfolio. We do have loans that are too small for us.

Those are not being extended or renewed in some cases. We do have loans that require time to complete where labor and material shortages have caused delays. We have projects where labor and material pricing has kind of blown out construction budgets and those require the assistance of our Urbane unit to get back on track and redirect.

But what we’re doing, it’s an ongoing plan to continue cleansing the portfolio. And unfortunately, as I mentioned earlier, these things take time. And in the past week, we’ve had two properties that came back through foreclosure. They were under contract and sold within the week with great results for us.

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
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And it’s just a question of getting our hands on the asset. And it’s our biggest problem to date. The courts move very slowly in some cases. And honestly, a borrower that fears a failed project, they’re sometimes slow to pick up the phone. And once they realize we’re in this game to help them work this out and get square again, we’re usually able to get things back on track.

But it’s been a process. And I think you’ll see elsewhere in our industry that a lot of our competition, they’re significantly larger than us. They’re running into the same type of issues. It’s not always the project. It’s not the borrower. It’s a combination of a lot of things.

And, I could sit here all day and say, hey, look, it’s planning and zoning, it’s material costs. Real estate is a tough game. And, if you can’t get the project sold or refinanced, it turns into a problem and it turns into a problem quick because we’re very expensive. So not having a counterparty to refinance our borrowers is really putting a lot of loans in jeopardy, to be quite honest.

We do think cutting of the rates, when that happens will be great for us. It’ll get us back on track. We’ll get our stride back. But not having a counterparty, keeps these borrowers tied to us a little bit. So we continue to work with them and we continue to protect our assets going forward.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Right. That’s helpful. And then can you talk a little bit about the investment securities portfolio? And from a modeling perspective, should we expect some of that to decrease in the upcoming quarters for the baby bonds?

<A – John Villano – Sachem Capital Corp.>: That whole portfolio has been liquidated and closed, and that happened early April.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Awesome. Thank you.

Operator: The next question comes from Chris Muller with JMP. Please go ahead.

<Q – Chris Muller – JMP Securities LLC>: Hey, John. Thanks for taking the questions. So I guess how far do you think we are into this current stress cycle? And looking at your own portfolio, do you feel like you’ve been able to identify where most of those problems are going to be? Or do you think this will be more of an ongoing process for the bulk of 2024?

<A – John Villano – Sachem Capital Corp.>: I feel that it’s going to be ongoing. It’s very interesting to me that properties in distress get cleaned up. Properties that we think are super run into a problem. I think it’s going to be ongoing. It requires us to have a hands on approach.

We are very thankful, we are not buyers of loans in bulk. That is a huge problem. We know our borrowers. We’re in contact with them consistently. We actively manage the portfolio and that gives us the ability to clean this stuff up. So, there’s a little saying here that we kind of joke about is that all loans are good until they’re not. And sometimes we just get surprised with maybe a bad response from a borrower or bad news. But sometimes the bad stuff turns out pretty good for us.

<Q – Chris Muller – JMP Securities LLC>: Got it. That’s helpful. And then I guess that leads into my second question here. Can you just talk about what a typical modification looks like? You guys typically require borrowers to put fresh equity in. Just what does a typical modification look like I guess?

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Sachem Capital Corp.	SACH	Q1 2024 Earnings Call	May 10, 2024
Company▲	Ticker▲	Event Type▲	Date▲

<A – John Villano – Sachem Capital Corp.>: A typical mod for us it starts this way. We start contacting our borrowers 90 days prior to the end of their loan, just letting them know that we’re watching and they should be aware that their loan is going to term out here at some point. And, the discussion then goes something like this. We have a refinance, we have a sale, what have you. We have a problem. At least we start the action early. When the loan is terming out, we have a plan. So we’ve started working on this before the loan terms, which you’re going to figure out if this project needs new capital, if it’s construction budget issue, if it’s my God, it could be partners in the borrower partnership. But at least we’re hands on before the loan terms. And then technically once that loan terms, it becomes a defaulted loan.

So what we’re seeing now is, back during towards the end of COVID, we were doing 100 loans a quarter. And those modifications are coming due. And that’s kind of why these numbers are a little bit elevated. So we’re working off huge volumes of loan closings that are all maturing now.

And I also want to mention that, look at our loan count. We used to have in excess of 500 loans on our portfolio. We’re down to the 270 range. And it’s really our push to deal with quality borrowers and quality projects so that we don’t have, I hate to say, the small guy who is not bankable. We’re trying to get away from that.

<Q – Chris Muller – JMP Securities LLC>: That’s helpful. Thanks for your comments, John.

Operator: This concludes our question and answer session and concludes the conference call. Thank you for attending today’s presentation. You may now disconnect.

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